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                 GILAT COMPLETES TENDER OFFER FOR ZAPME! SHARES

         Petah Tikva, Israel and San Ramon, Calif., November 15, 2000-Gilat Satellite Networks Ltd. (Nasdaq: GILTF), a worldwide leader in satellite networking technology, and ZapMe! Corporation (Nasdaq: IZAP) announce the successful completion of Gilat's tender offer to acquire up to 51% of the outstanding shares of ZapMe! for $2.32 per share.

         Based upon preliminary results of the tender offer, approximately 16.6 million shares of ZapMe! have been tendered pursuant to the tender offer which expired at 12:00 Midnight, Eastern Daylight Time, on November 14, 2000. Gilat intends to accept for payment all shares that have been validly tendered. The tendered shares, together with the shares of ZapMe! Gilat beneficially owned, will provide Gilat with ownership of approximately 38% of the outstanding shares of ZapMe!.

         Gilat intends to exercise its option under the tender offer agreement with ZapMe! and certain principal stockholders of ZapMe!, to purchase approximately 5.8 million shares from such principal stockholders, at the tender offer price. The purchase of these additional shares, together with the shares properly tendered in the offer, will provide Gilat with ownership of 51% of the outstanding shares of ZapMe!.

         About Gilat Satellite Networks Ltd.

         Gilat Satellite Networks Ltd., with its global subsidiaries Spacenet Inc., Gilat Europe and Gilat Florida Inc., is a leading provider of telecommunications solutions based on VSAT satellite network technology. The Company provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. The Company is a joint venture partner, with Microsoft Corp., EchoStar Communications Corp. and ING Furman Selz Investments, in StarBand Communications Inc., America's first consumer, always-on, nationwide, two-way, high-speed satellite Internet service provider. StarBand is based in McLean, Va. SkyBlaster(TM), Skystar Advantage(R), SkyWay(TM), DialAway(R) and FaraWay(TM) are trademarks or registered trademarks of Gilat Satellite Networks Ltd. or its subsidiaries. Visit Gilat at www.gilat.com and StarBand at www.starband.com.

         About ZapMe! Corporation

         Zapme! (Nasdaq:IZAP) through its r)Star Broadband Networks, Inc. Subsidiary, develops, provides and manages satellite-based networks for large-scale deployment across corporate enterprises, educational systems, and user communities of interest. r)Star's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed through its satellite broadband Internet gateway and bi-directional solutions. r)Star's technology assures instantaneous, consistent, secure and reliable delivery of content within the r)Star network.r)Star is located in San Ramon, CA, and can be reached at 925-327-7117 or at www.rstar.com on the Web.

         Important Legal Information

         The foregoing is qualified in its entirety by reference to the Tender Offer Statement on Schedule TO, as amended, filed by Gilat Satellite Networks Ltd., which contains important information about the tender offer. Investors can obtain such Tender Offer Statement on Schedule TO, as amended, and other filed documents, for free from the U.S. Securities and Exchange Commission website http://www.sec.gov.

         Note to Editors: For further detail on the ZapMe! tender offer, please consult the joint press release issued by Gilat and ZapMe! on October 3, 2000.

         Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1955. The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of Gilat to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, inability to maintian market acceptance to Gilat's products, inability to timely develop and introduce new technologies, products and applications, rapid changes in the market for Gilat's products, loss of market share and pressure on prices resulting from competition, introduction of competing products by other companies, inability to manage growth and expansion, loss of key OEM partners, inability to attract and retain qualified personnel, inability to protect the Company's proprietary technology and risks associated with Gilat's international operations and its location in Israel. For additional information regarding these and other risks and uncertainties associated with Gilat's business, reference is made to Gilat's reports filed from time to time with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:

GILAT COMPANY CONTACT:
Dianne Vanbeber
Vice President, Investor Relations
Gilat Satellite Networks
McLean, Virginia
703-848-1515
dianne.vanbeber@spacenet.com
----------------------------

OR

GILAT IR CONTACT
Ruder Finn, Inc.
Magda Gagliano
212-593-6319
gaglianom@ruderfinn.com
----------------------------

OR

ZAPME! CORPORATION CONTACT:
Juleen Murray
San Ramon, California
925-543-9239

OR

ZAPME! INVESTOR RELATIONS:
Cecilia A. Wilkinson/Juli Crandall
Pondel/Wilkinson Group
310-207-9300
investor@pondel.com